UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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FRANKLIN STREET PROPERTIES CORP.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Stockholder:

It is our pleasure to invite you to attend the 2016 Annual Meeting of Stockholders. The meeting will be held at the Four Points by Sheraton Wakefield Boston Hotel & Conference Center, One Audubon Road, Wakefield, Massachusetts 01880 on Thursday, May 12, 2016 at 11:00 a.m., local time. The attached Notice of Annual Meeting and Proxy Statement contain details of the business to be conducted at the Annual Meeting. We urge you to review these proxy materials carefully and to use this opportunity to take part in the affairs of Franklin Street Properties by voting on the matters described in the proxy statement.

We are pleased to inform you that we will again be taking advantage of the “Notice and Access” method of providing proxy materials via the Internet. On or about Friday, April 1, 2016, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2016 Proxy Statement and 2015 Annual Report and how to vote. This notice also contains instructions on how to receive a paper or e-mail copy of the proxy materials. We believe that this method will expedite your receipt of proxy materials, help conserve natural resources and reduce our printing and mailing costs.

Your vote is important. We hope that you will be able to attend the meeting. Whether or not you plan to attend the meeting, please vote as soon as possible. Instructions on how to vote are contained in this proxy statement.

Thank you for your continued support of Franklin Street Properties. We look forward to seeing you on May 12, 2016.

Sincerely,

/s/ George J. Carter

George J. Carter
Chairman and Chief Executive Officer

Wakefield, Massachusetts
April 1, 2016

FRANKLIN STREET PROPERTIES CORP.

401 Edgewater Place
Wakefield, Massachusetts 01880

Notice of Annual Meeting of Stockholders to be Held
on Thursday, May 12, 2016

The Annual Meeting of Stockholders of Franklin Street Properties Corp. will be held at the Four Points by Sheraton Wakefield Boston Hotel & Conference Center, One Audubon Road, Wakefield, Massachusetts on Thursday, May 12, 2016 at 11:00 a.m., local time, to consider and act upon the following matters:

1)	To elect two Class I Directors, each to serve for a term expiring at the 2019 annual meeting of stockholders and until his respective successor is duly elected and qualified.
2)	To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
3)	To approve, by non-binding vote, our executive compensation.
4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

You may vote if you were a stockholder of record as of the close of business on March 4, 2016. If you do not plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the proxy statement.

If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,

/s/ Scott H. Carter

Scott H. Carter, Esq.
Secretary

Wakefield, Massachusetts
April 1, 2016

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 12, 2016

The proxy statement and our 2015 annual report to stockholders are available at www.proxyvote.com

FRANKLIN STREET PROPERTIES CORP.

401 Edgewater Place
Wakefield, Massachusetts 01880

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 12, 2016

This proxy statement is being made available to stockholders on or about April 1, 2016 via the Internet or by delivering printed copies by mail, and is furnished in connection with the solicitation of proxies by the Board of Directors of Franklin Street Properties Corp., which we refer to as Franklin Street Properties or the Company, for use at the 2016 Annual Meeting of Stockholders of Franklin Street Properties, which we refer to as the annual meeting, to be held on Thursday, May 12, 2016, at 11:00 a.m., local time, at the Four Points by Sheraton Wakefield Boston Hotel & Conference Center, One Audubon Road, Wakefield, Massachusetts 01880, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As permitted by rules adopted by the Securities and Exchange Commission, or the SEC, we are making this proxy statement and our 2015 annual report, which includes a copy of our annual report on Form 10-K and financial statements for the year ended December 31, 2015, available to our stockholders electronically via the Internet. On or about April 1, 2016, we will begin mailing a Notice of Internet Availability, referred to as the Notice, to our stockholders containing instructions on how to access this proxy statement and our 2015 annual report online, as well as instructions on how to vote. Also on or about April 1, 2016, we will begin mailing printed copies of these proxy materials to stockholders who have requested printed copies. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the Notice instructs you on how to access the documents online to review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice for requesting such materials. Our 2015 annual report is not part of the proxy solicitation material.  To request a printed copy of our Annual Report on Form 10-K, which we will provide to you free of charge, or to obtain directions to be able to attend the annual meeting and vote in person, write to Investor Relations, Franklin Street Properties Corp., 401 Edgewater Place, Wakefield, Massachusetts 01880.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of annual meeting:

•	Proposal 1: Election of two Class I directors, each to serve for a term expiring at the 2019 annual meeting of stockholders and until his respective successor is duly elected and qualified;
•	Proposal 2: Ratification of the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2016; and
•	Proposal 3: The approval, by non-binding vote, of our executive compensation.

What is the voting recommendation of the Board of Directors?

Your Board of Directors recommends that you vote your shares as follows:

“FOR” Proposal 1, Proposal 2 and Proposal 3.

Proposal 1 is for the election of two members to our Board of Directors. It is a binding vote and, if approved, the nominees will be elected to serve another term on our Board of Directors.

Proposal 2 is for the ratification of the appointment of our independent registered public accounting firm. It is a non-binding vote and is not required by law or our by-laws, but our Audit Committee will carefully consider the outcome of this vote in determining its next selection of our independent registered public accounting firm.

Proposal 3 is a vote on our executive compensation and under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and related SEC regulations, it is an advisory, or non-binding, vote. Our Board of Directors will carefully consider the outcome of this vote.

Who can vote at the annual meeting and what are the voting rights of such stockholders?

Our Board of Directors has fixed March 4, 2016 as the record date for the annual meeting.  If you were a stockholder of record on the record date, you are entitled to vote (in person or by proxy) all of the shares that you held on that date at the annual meeting and at any postponement, or adjournment thereof.

Franklin Street Properties has only one class of common stock outstanding. Each share of Franklin Street Properties’ common stock outstanding as of the close of business on the record date is entitled to one vote at the annual meeting. As of the record date, Franklin Street Properties had 100,187,405 shares of common stock outstanding and entitled to vote at the annual meeting.

Can I vote if my shares are held in “street name”?

All Franklin Street Properties shares owned by you as of March 4, 2016, which is referred to in this proxy statement as the “record date,” may be voted by you. These shares include those (1) held directly in your name as a stockholder of record and (2) held for you as the beneficial owner through a broker, bank or other nominee.

Most of the stockholders of Franklin Street Properties hold their shares in “street name” through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between being a “record” holder and being a “beneficial” holder of our shares.

Stockholder of Record

If your shares are registered directly in your name with Franklin Street Properties’ transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record of those shares, and the Notice or set of printed proxy materials, as applicable, is being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named in the proxy card or to vote in person at the annual meeting. If you request a paper copy of the materials as described in the Notice, a proxy card will be sent to you with those materials.

Beneficial Owner

If your shares are held in a brokerage account by a broker, bank or other nominee, you are considered the beneficial owner of shares held on your behalf in “street name”, and the Notice or set of printed proxy materials, as applicable, is being forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account or to vote in person at the annual meeting. You should receive information from your broker, bank or other nominee on how you can direct the voting of your shares. In addition, since you are not the stockholder of record, in order to vote in person at the annual meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record. If you request a paper copy of the proxy materials as indicated in the Notice, your broker, bank or other nominee will provide a voting instruction card for you to use to direct the voting of your shares.

May I attend the meeting?

All stockholders of record of shares of common stock of Franklin Street Properties at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted.

If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., if you hold your shares in “street name”), you will need to provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting.

Attendees are not permitted to bring cameras, recording devices and other electronic devices to the annual meeting, and attendees may be subject to security inspections and other security precautions. You may obtain directions to the annual meeting by visiting the hotel’s website at: http://www.fourpointswakefieldboston.com/.  Please note that this website is not part of this proxy statement and is not incorporated by reference in this proxy statement.

How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting either by delivering your proxy in person or using a ballot, which will be available at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, prior to the annual meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock as stockholder of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you are a stockholder of record, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•

Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is www.proxyvote.com and is also printed on the Notice and on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 11, 2016. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•

Vote by Telephone. If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 11, 2016. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•

Vote by Mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided with your printed materials. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted as you direct. Those instructions may have accompanied these printed materials.

What are the quorum and voting requirements for the proposals?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 100,187,405 shares of common stock outstanding and entitled to vote at the annual meeting. Abstentions and broker non-votes (described below), if any, will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the total votes cast for and affirmatively withheld as to each nominee for director is required to approve the election of each nominee for director in Proposal 1.  In addition, a majority of the votes cast at the annual meeting is required for approval of the ratification of the appointment of the independent registered public accounting firm (Proposal 2) and approval of the advisory vote on executive compensation (Proposal 3), each of which is a non-binding vote.

Broker non-votes occur when brokers, banks or other nominees do not receive voting instructions from their customers on how to vote the customers’ shares on a proposal and the broker, bank or other nominee does not have discretionary voting authority or chooses not to exercise it with respect to a proposal. If you hold shares in street name and you do not give instructions as to how to vote your shares, your broker, bank or other nominee may have authority to vote your shares on certain routine matters but not on non-routine matters. Proposal 2 is a routine proposal, and your broker, bank or other nominee has discretionary voting authority to vote on that proposal. Your broker, bank or other nominee does not have discretionary voting authority with respect to any of the other proposals on the ballot: the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3).

What if I change my mind after I have voted?

You may revoke your proxy and change your vote at any time before it is voted at the annual meeting by (1) sending a written notice of revocation to our Secretary at the Company’s address set forth in this proxy statement that is received prior to the time at which your proxy is voted at the annual meeting and submitting a new written proxy bearing a date later than the date of the proxy being revoked; (2) voting again on the Internet or by telephone prior to 11:59 p.m. Eastern Time on Wednesday, May 11, 2016; or (3) attending the annual meeting and voting in person. Attendance at the annual meeting will not, in itself, constitute revocation of a previously granted proxy.

If you hold your shares in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

How will my shares be voted if I do not return my proxy or do not provide specific voting instructions in the proxy card that I submit?

If you are a stockholder of record, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or by ballot at the annual meeting.  If you submit a proxy card without giving specific voting instructions on one or more proposals listed in the notice for the meeting, your shares will be voted as recommended by our Board of Directors on such proposals, and as the proxyholders may determine in their discretion how to vote with respect to any other proposals properly presented for a vote at the annual meeting.

If your shares are held in street name at a broker, your broker may under certain circumstances vote your shares on routine proposals, including Proposal 2, if you do not timely provide voting instructions in accordance with the instructions provided by them.  However, if you do not provide timely instructions, your broker does not have the authority to vote on non-routine proposals, including Proposals 1 and 3, at the annual meeting and a “broker non-vote” would occur.

Where do I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will also publish preliminary or, if available, final voting results within four business days of the annual meeting in a Current Report on Form 8-K to be filed with the SEC. If necessary, we will publish final voting results within four business days after the final voting results are known in an amendment to Current Report on Form 8-K to be filed with the SEC. Copies of the Current Report on Form 8-K and any amendments thereto to be filed with the SEC will be available on our website at: http://www.franklinstreetproperties.com and on the SEC’s website at http://www.sec.gov.

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Introduction

Our common stock trades on NYSE MKT under the symbol “FSP”. We began trading on the American Stock Exchange in June 2005. The exchange’s name was changed to NYSE Amex after it was acquired by NYSE Euronext on October 1, 2008 and its name is now NYSE MKT.

Board of Directors and its Committees

Board of Directors.  Franklin Street Properties is currently managed by an eight member Board of Directors, which is divided into three classes (Class I, Class II and Class III). Our Board of Directors is currently composed of three Class I directors (Brian N. Hansen, Dennis J. McGillicuddy and Janet P. Notopoulos), three Class II directors (John N. Burke, Kenneth A. Hoxsie and Kathryn P. O’Neil and) and two Class III directors (George J. Carter and Georgia Murray). The members of each class of our Board of Directors serve for staggered three-year terms. The terms of our current Class I, Class II and Class III directors expire upon the election and qualification of directors at the annual meetings of stockholders to be held in 2016, 2018 and 2017, respectively, where directors will be elected or re-elected for a full term of three years to succeed those directors whose terms are expiring.  On February 9, 2016, we announced that effective at the close of business on May 12, 2016, Ms. Notopoulos would retire from Franklin Street Properties and resign her positions as Executive Vice President and President of FSP Property Management LLC.  In addition, on February 9, 2016, we announced that Ms. Notopoulos would not stand for re-election to our Board of Directors upon the conclusion of her term as a Class I director at the annual meeting.  On February 5, 2016, our Board of Directors approved a decrease in the number of directors constituting the entire Board of Directors from eight members to seven and the number of Class I directors from three to two, effective as of the annual meeting.

Director Independence. Under the NYSE MKT corporate governance standards, set out in the NYSE MKT LLC Company Guide (the “NYSE MKT Rules”), at least a majority of the Board of Directors must be “independent directors” as defined in Section 803A of the NYSE MKT Rules. According to Section 803A, “independent director” means a person other than an executive officer or employee of Franklin Street Properties. In addition, to qualify as an “independent director,” the Board of Directors must affirmatively determine that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Section 803A of the NYSE MKT Rules also includes the following non-exclusive list of persons who shall not be considered independent:

a.	a director who is, or during the past three years was, employed by us, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year);
b.

a director who accepted or has an immediate family member who accepted any compensation from us in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

i.	compensation for Board or Board committee service,

ii.	compensation paid to an immediate family member who is an employee (other than an executive officer) of Franklin Street Properties,
iii.	compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year), or
iv.	benefits under a tax-qualified retirement plan, or non-discretionary compensation;

v.   a director who is an immediate family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

c.

a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments (other than those arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

d.

a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of our executive officers serve on the compensation committee of such other entity; or

e.

a director who is, or has an immediate family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

For purposes of Section 803A of the NYSE MKT Rules, “immediate family member” includes a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person’s home (other than domestic employees).

Because Mses. Murray and O’Neil and Messrs. Burke, Hansen, Hoxsie, and McGillicuddy do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, our Board of Directors has determined that they are “independent directors” for purposes of the NYSE MKT.  Our Board of Directors also determined that Barry Silverstein, a former director, was an “independent director” prior to his resignation from the Board of Directors on May 14, 2015.

Board Leadership Structure. At the present time, our Board of Directors has chosen to combine the Chairman and Chief Executive Officer positions. Our Board of Directors believes that George J. Carter is best suited to serve as both Chairman and Chief Executive Officer because he is most familiar with Franklin Street Properties’ business and industry and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Mr. Carter has served as Chief Executive Officer and Chairman since he founded Franklin Street Properties, originally Franklin Street Partners Limited Partnership. Our Board of Directors believes that independent directors and management have different perspectives and roles in our strategy development. Our independent directors bring experience, oversight and expertise from outside Franklin Street Properties and its industry, while the Chief Executive Officer brings company-specific experience and expertise. Our Board of Directors believes that, at the present time, the combined role of Chairman and Chief

Executive Officer is in the best interest of Franklin Street Properties and our stockholders and is consistent with good corporate governance. The combined role promotes strategy development and execution and facilitates information flow between management and the Board of Directors, which are essential to effective governance.

In addition, on February 7, 2014, our Board of Directors appointed Georgia Murray as Lead Independent Director.  The Lead Independent Director’s duties include: coordinating the activities of our independent directors, coordinating the agenda for and chairing sessions of our independent directors, serving as the principal liaison for consultation and communication between our independent directors and our stockholders, facilitating communications between our independent directors, the other members of our Board of Directors and our management, and performing such other duties as our Board of Directors may from time to time delegate.  In performing the duties described above, the Lead Independent Director is expected to consult with the chairs of the appropriate Board committees and solicit their participation in order to avoid diluting the authority or responsibility of such committee chairs.

Board Role in Risk Oversight. Our Board of Directors has the primary responsibility for overseeing the Company’s risk management processes.  A portion of this responsibility has been delegated by the Board of Directors to the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each with respect to the assessment of the risks and risk management in their respective areas of oversight. In general, our Board of Directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks. Our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; our Compensation Committee oversees risk management activities relating to our compensation policies and practices; and our Nominating and Corporate Governance Committee oversees risks relating to our nominating and corporate governance policies and practices. Each committee reports to the full Board of Directors on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. These committees and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, the Company’s management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company and that the leadership structure of our Board of Directors supports this approach.  The Board of Directors and each of our committees regularly discusses with management our major risk exposures, their potential financial impact on Franklin Street Properties, and the steps we take to manage them.

Meetings.  Our Board of Directors met five times during 2015. Each director attended at least 75% of the combined total of the meetings of our Board of Directors and committee meetings on which that director served.  Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. Each director attended the 2015 annual meeting of stockholders in person.

Each director has the right to call an executive session without management participation after each regularly scheduled meeting of the entire Board of Directors and at such other times that the directors deem such a meeting to be appropriate. Similarly, each independent director has the right to call an executive session with only independent directors present after each regularly scheduled meeting of the entire Board of Directors and at such other times that an independent director deems appropriate. At a minimum, the independent directors meet in executive session at least annually without the presence of non-independent directors and management.

Committees. Our Board of Directors has the following three standing committees: (1) Audit, (2) Compensation and (3) Nominating and Corporate Governance. The membership and the function of each of these committees are described below.

Audit	Compensation	Nominating and Corporate Governance
John N. Burke, Chair	Georgia Murray, Chair	Brian N. Hansen, Chair
Brian N. Hansen	John N. Burke	John N. Burke
Dennis J. McGillicuddy	Brian N. Hansen	Georgia Murray
Kenneth A. Hoxsie	Kathryn P. O’Neil	Kenneth A. Hoxsie
Kathryn P. O’Neil

Audit Committee.  Our Board of Directors has established an Audit Committee which operates pursuant to a charter approved by our Board of Directors and that is reviewed and reassessed at least annually. The Audit Committee, among other functions, (1) has the sole authority to appoint, evaluate, terminate and determine the compensation of our independent registered public accounting firm, (2) reviews with our independent registered public accounting firm the scope and results of the audit engagement, (3) approves professional services provided by our independent registered public accounting firm, (4) reviews the independence of our independent registered public accounting firm, (5) reviews and approves our policies and procedures for reviewing and approving or ratifying related person transactions and (6) reviews and approves our entry into swaps. Our Board of Directors has determined that each member of the Audit Committee is “independent” as that term is defined under the NYSE MKT Rules, including the independence requirements contemplated by Rule 10A-3 under the Exchange Act.  Our Board of Directors determined that Mr. Burke qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC. The Audit Committee Report is included later in this proxy statement. The Audit Committee met five times during 2015.

Compensation Committee. Our Board of Directors has established a Compensation Committee which operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. Our Board of Directors has determined that each member of the Compensation Committee has been determined to be “independent” under the NYSE MKT Rules, including the independence requirements under Rule 10C-1 under the Exchange Act   The Compensation Committee’s responsibilities include, among other duties, the responsibility to (1) review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, (2) evaluate the performance of the Chief Executive Officer in light of such goals and objectives and either determine and approve or recommend to our Board of Directors for approval the compensation of the Chief Executive Officer based on such evaluation, (3) oversee the evaluation of our other executive officers, (4) review and approve, or make recommendations to our Board of Directors with respect to, the compensation of our other executive officers, (5) review and make recommendations to our Board of Directors with respect to incentive compensation and equity-based plans, (6) review and make recommendations to our Board of Directors with respect to the compensation of our non-employee directors and (7) perform other functions or duties deemed appropriate by the Board of Directors.

The Compensation Committee is authorized to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and to approve the consultant’s fees and other retention terms and to pay the compensation without further action by the Board of Directors. The Compensation Committee also has authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors as the Compensation Committee deems necessary or appropriate, and is responsible for assessing the independence of such consultants and advisors, overseeing the work of such consultants and advisors and authorizing the payment of such consultants and advisors. The Compensation Committee makes all compensation decisions relating to compensation of the Chief Executive Officer and all other executive officers. The Chief Executive Officer is not permitted to be present during any deliberations or voting relating to the Chief Executive Officer’s compensation. The Compensation Committee takes into consideration recommendations made by the Chief Executive Officer with respect to compensation decisions relating to executive officers other than the Chief Executive Officer.

The Compensation Committee Report is included later in this proxy statement. The Compensation Committee met two times during 2015.

Nominating and Corporate Governance Committee.  Our Board of Directors has established a Nominating and Corporate Governance Committee which operates pursuant to a charter approved by our Board of Directors and is reviewed and reassessed by the Nominating and Corporate Governance Committee at least annually.  The Nominating and Corporate Governance Committee is responsible for identifying and recommending individuals to become members of our Board of Directors, periodically reviewing our corporate governance guidelines and other corporate governance documents and recommending any changes, as well as ensuring that we are in compliance with all corporate governance and listing standards of the NYSE MKT.  The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services.

The Nominating and Corporate Governance Committee met three times during 2015

A copy of each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee Charters is available on our website at http://www.franklinstreetproperties.com under the heading “Investor Relations” and then under the subheading “Governance Documents” under “Corporate Information.”  In addition, our Board of Directors adopted Corporate Governance Guidelines, a copy of which is available in the same place on our website.

Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Franklin Street Properties or to discharge specific duties delegated to the committee by the full Board of Directors.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to our directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by our directors.  The Nominating and Corporate Governance Committee has established director qualification standards for consideration in recommending candidates to our Board of Directors.  The Nominating and Corporate Governance Committee is responsible for reviewing with our Board of Directors, on an annual basis, the appropriate characteristics, skills and experience required for our Board of Directors as a whole and its individual members.  In evaluating the suitability of individual candidates (both new candidates and current members of our Board of Directors), the Nominating and Corporate Governance Committee, in recommending candidates for election, and our Board of Directors, in approving the nomination (and, in the case of vacancies, electing) such candidates, may take into account a variety of subjective factors, including, without limitation:

(1)	personal and professional integrity, ethics and values;
(2)

experience in corporate management, such as serving as an officer or former officer of a publicly-held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

(3)	experience in our industry and/or in an industry or industries that may be beneficial to us;
(4)	experience as a board member of another publicly-held company;
(5)	academic expertise in an area of our operations;
(6)	practical and mature business judgment, including ability to make independent analytical inquiries; and
(7)

any relationships, financial, professional or social in nature, that a candidate may have with members of management or other board members in so far as they may affect the independence of such candidate.

Although our Board of Directors does not have a formal diversity policy, the Nominating and Corporate Governance Committee and our Board of Directors also consider diversity of our Board of Directors in its evaluation of candidates for board membership. The Nominating and Corporate Governance Committee and our Board of Directors believe that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. The Nominating and Corporate Governance Committee and our Board of Directors discuss diversity considerations in connection with each potential nominee, as well as on a periodic basis in connection with the composition of our Board of Directors as a whole. The Nominating and Corporate Governance Committee and our Board of Directors do not assign specific weight to particular factors, and no particular factor is a prerequisite for each prospective nominee. The Nominating and Corporate Governance Committee and our Board of Directors believe that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.  Our Board of Directors evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of our Board of Directors.

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to our principal office, 401 Edgewater Place, Wakefield, Massachusetts 01880, Attn: Scott H. Carter, Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, our Nominating and Corporate Governance will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If our Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or Board of Directors, by following the procedures set forth below under “Stockholder Proposals.” Candidates nominated by stockholders in accordance with the procedures set forth in the bylaws would be presented as a nominee at the next annual meeting of stockholders but would not be included in our proxy card for the next annual meeting.

Communicating with our Board of Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Secretary of Franklin Street Properties is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Secretary considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our Board of Directors should address such communications to Board of Directors, Franklin Street Properties Corp., 401 Edgewater Place, Wakefield, Massachusetts 01880, Attn: Scott H. Carter, Secretary.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Our Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class I directors, whose terms expire at this annual meeting, two Class III directors, whose terms expire at our 2017 annual meeting, and three Class II directors, whose terms expire at our 2018 annual meeting (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal).  On February 9, 2016, we announced that Ms. Janet P. Notopoulos would not stand for re-election to our Board of Directors upon the conclusion of her term as a Class I director at the annual meeting.

Accordingly, at the annual meeting, two Class I directors will be elected to serve for a term expiring at our 2019 annual meeting and until their respective successors are duly elected and qualified. Following the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated Mr. Brian N. Hansen and Mr. Dennis J. McGillicuddy for election as Class I directors. Each nominee is currently serving as a Class I director of Franklin Street Properties. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person(s) as our Board of Directors may recommend.

Vote Required

The affirmative vote of a majority of the total votes cast for and affirmatively withheld as to each nominee for director is required to approve the election of each nominee for director in this Proposal 1. Votes may be cast FOR or WITHHELD with respect to each nominee. If you own shares in street name, in the absence of your voting instructions, your broker may not use its discretion to vote your shares with respect to the election of directors. Those broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITS NOMINEES, BRIAN N. HANSEN AND DENNIS J. MCGILLICUDDY.  PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN. PROXIES MAY NOT BE VOTED FOR A GREATER NUMBER OF PERSONS THAN THE NUMBER OF NOMINEES CONTAINED HEREIN.

Information Regarding each of the Nominees and Other Directors

The biographies of each of the nominees for election as Class I directors at the annual meeting and the continuing directors below contain information regarding each person’s service as a director, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused our Board of Directors to determine that the person should serve as a director of Franklin Street Properties.

Nominees for Class I directors (to be elected to hold office for a term expiring at our 2019 annual meeting):

Brian N. Hansen, age 44, became a director in 2012 and has been Chair of the Nominating and Corporate Governance Committee since 2013. Since 2007, Mr. Hansen has served as President and Chief Operating Officer of Confluence Investment Management LLC, a St. Louis based Registered Investment Advisor. Prior to founding Confluence in 2007, Mr. Hansen served as a Managing Director in A.G. Edwards’ Financial Institutions & Real Estate Investment Banking practice. While at A.G. Edwards, Mr. Hansen advised a wide variety of real estate investment trusts with numerous capital markets transactions, including public and private offerings of debt and equity securities as well as the analysis of various merger and acquisition opportunities. Prior to joining A.G. Edwards, Mr. Hansen served as a Manager in Arthur Andersen LLP’s Audit & Business Advisory practice. Mr. Hansen serves on the board of a number of non-profit entities and the Investment Committee of the Archdiocese of St. Louis. Mr. Hansen earned his M.B.A. from the Kellogg School of Management at Northwestern University and his Bachelor of Science in Commerce from DePaul University. Mr. Hansen is a Certified Public Accountant. We believe Mr. Hansen’s qualifications to serve on our Board of Directors include his investment banking and public accounting experience.

Dennis J. McGillicuddy, age 74, has been a director since 2002. Mr. McGillicuddy graduated from the University of Florida with a B.A. degree and from the University of Florida Law School with a J.D. degree. In 1968, Mr. McGillicuddy co-founded Coaxial Communications, a cable television company. In 1998 and 1999, Coaxial sold its cable systems. Mr. McGillicuddy has served on the boards of various charitable organizations. He is currently president of the Board of Trustees of Florida Studio Theater, a professional non-profit theater organization, and he serves as a Co-Chair, together with his wife, of Embracing Our Differences, an annual two-month art exhibit that promotes the values of diversity and inclusion. Mr. McGillicuddy also is a member of the Advisory Board to the Center For Mindfulness In Medicine, Health Care & Society, University of Massachusetts Medical School. We believe Mr. McGillicuddy’s qualifications to serve on our Board of Directors include his entrepreneurial and investment acumen and experience.

Class III directors (holding office for a term expiring at our 2017 annual meeting):

George J. Carter, age 67, is our President and Chief Executive Officer and has been a director since 2002. He is responsible for all aspects of the business of Franklin Street Properties and its affiliates, with special emphasis on the evaluation, acquisition and structuring of real estate investments. Prior to the conversion of Franklin Street Partners Limited Partnership, or the Partnership, into the Company in 2002, Mr. Carter was President of the general partner of the Partnership and was responsible for all aspects of the business of the Partnership and its affiliates. From 1992 through 1996 he was President of Boston Financial Securities, Inc. Prior to joining Boston Financial Securities, Inc., Mr. Carter was owner and developer of Gloucester Dry Dock, a commercial shipyard in Gloucester, Massachusetts. From 1979 to 1988, Mr. Carter served as Managing Director in charge of marketing at First Winthrop Corporation, a national real estate and investment banking firm headquartered in Boston, Massachusetts. Prior to that, Mr. Carter held a number of positions in the brokerage industry, including positions with Merrill Lynch & Co. and Loeb Rhodes & Co. Mr. Carter is also a director of FSP 303 East Wacker Drive Corp.  Mr. Carter is a graduate of the University of Miami (B.S.). Mr. Carter’s son, Scott H. Carter, serves as Executive Vice President, General Counsel and Secretary of the Company and Mr. Carter’s other son, Jeffrey B. Carter, serves as Executive Vice President and Chief Investment Officer of the Company. We believe Mr. Carter’s qualifications to sit on our Board of Directors include his more than 30 years of experience in the commercial real estate and investment banking industries, including as our founder, Chairman, President and Chief Executive Officer.

Georgia Murray, age 65, has been a director since 2005, Chair of the Compensation Committee since 2006 and Lead Independent Director since 2014. Ms. Murray is retired from Lend Lease Real Estate Investments, Inc., where she served as a Principal from November 1999 until May 2000. From 1973 through October 1999, Ms. Murray worked at The Boston Financial Group, Inc., serving as Senior Vice President and a Director at times during her tenure. Boston Financial was an affiliate of the Boston Financial Group, Inc. She is a past Trustee of the Urban Land Institute and a past President of the Multifamily Housing Institute. Ms. Murray previously served on the Board of Directors of Capital Crossing Bank. She also serves on the boards of numerous non-profit entities. Ms. Murray is a graduate of Newton College. We believe Ms. Murray’s qualifications to serve on our Board of Directors include her more than 27 years of experience in the commercial real estate industry, board experience in the banking industry and general expertise in corporate strategy development and organizational acumen.

Class II directors (holding office for a term expiring at our 2018 annual meeting):

John N. Burke, age 54, has been a director since 2004 and Chair of the Audit Committee since 2004. Mr. Burke is a certified public accountant with over 30 years of experience in the practice of public accounting working with both private and publicly traded companies and extensive experience serving clients in the real estate and REIT industry. His experience includes analysis and evaluation of financial reporting, accounting systems, internal controls and audit matters. Mr. Burke has been involved as an advisor on several public offerings, private equity and debt financings and merger and acquisition transactions. Mr. Burke’s consulting experience includes a wide range of accounting, tax and business planning matters. Prior to starting his own firm in 2003 with which he currently practices, Mr. Burke was an Audit Partner in the Boston office of BDO USA, LLP. Mr. Burke is a member of the American Institute of Certified Public Accountants and the Massachusetts Society of CPAs. Mr. Burke earned an M.S. in Taxation and studied undergraduate accounting at Bentley University. We believe Mr. Burke’s qualifications to serve on our Board of Directors include his more than 30 years of experience in the practice of public accounting with extensive experience in the real estate and REIT industry.

Kenneth A. Hoxsie, age 65, has been a director since January 1, 2016.  Mr. Hoxsie was a Partner at the international law firm of Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) until his retirement on December 31, 2015.  He joined Hale and Dorr (the predecessor of WilmerHale) in 1981, subsequently worked at Copley Real Estate Advisors, an institutional real estate investment advisory firm, and rejoined Hale and Dorr in 1994. Mr. Hoxsie has over 30 years’ experience in real estate capital markets transactions, fund formation, public company counselling and mergers and acquisitions and has advised the Company since its formation in 1997. Mr. Hoxsie earned his J.D. (Cum Laude) from Harvard Law School, his M.A. from Harvard University and his B.A. (Summa Cum Laude) from Amherst College, where he was elected to Phi Beta Kappa.  We believe Mr. Hoxsie’s qualifications to serve on our Board of Directors include his significant legal and real estate capital markets expertise from his extensive experience in corporate and securities laws as well as public company counselling.  In addition, as the long-time legal advisor to the Company, Mr. Hoxsie brings in-depth knowledge about the Company’s history to the Board of Directors.

Kathryn P. O’Neil, age 52, has been a director since January 1, 2016. Ms. O’Neil was a Director at Bain Capital in the Investor Relations area from 2007 until her retirement in 2014 where she focused on Private Equity and had oversight of the Investment Advisory Community from 2011 until her retirement in 2014.  From 1999 to 2007, Ms. O’Neil was a Partner at FLAG Capital Management LLC, a manager of fund-of-funds investment vehicles in Private Equity, Venture Capital, Real Estate and Natural Resources.  Previously, Ms. O’Neil was an Investment Consultant at Cambridge Associates where she specialized in Alternative Assets.  Ms. O’Neil currently serves on a variety of non-profit boards, including the Board of Directors and Finance Committee of Horizon’s for Homeless Children, the Advisory Council and Investment Committee for the Trustees of Reservations, and the Board of Overseers of the Peabody Essex Museum, where she is a member of the Finance, Audit, and Investment Committees.  Ms. O’Neil is a Trustee Emeritus of Colby College and a former member of the Board of Overseers of the Boston Museum of Science. Ms. O’Neil holds a B.A. (Summa Cum Laude) and M.A. (Honorary) from Colby College, where she was elected to Phi Beta Kappa.  Ms. O’Neil received her M.B.A. from The Harvard Graduate School of Business Administration.  We believe Ms. O’Neil’s qualifications to serve on our Board of Directors include her extensive investor relations and private equity experience, as well as her broad business operating experience.

BENEFICIAL OWNERSHIP OF VOTING STOCK

The following table sets forth the beneficial ownership of the common stock of Franklin Street Properties as of March 4, 2016 by each director or nominee for director, by each of the executive officers named in the Summary Compensation Table set forth below, whom we refer to as the Named Executive Officers, by each person or entity known by us to own beneficially more than 5% of common stock, and by all current directors and executive officers as a group.

		Percentage of
	Number of Shares	Outstanding
	Beneficially Owned (1)	Common Stock (2)
Named Executive Officers and Directors

Dennis J. McGillicuddy (3)	2,518,521	2.51%
George J. Carter (4)	1,003,531	1.00%
Brian N. Hansen (5)	60,000	*
Georgia Murray (6)	36,125	*
John G. Demeritt	34,000	*
Jeffrey B. Carter (7)	18,975	*
John N. Burke	17,459.31	*
Janet P. Notopoulos (8)	14,985	*
Kenneth A. Hoxsie	12,000	*
Kathryn P. O'Neil (9)	10,000	*
Scott H. Carter (10)	3,550	*
All current directors and executive officers as a group (11 persons)	3,729,146.31	3.72%

Additional 5% Beneficial Owners

The Vanguard Group (11)	13,320,263	13.30%
BlackRock, Inc. (12)	10,157,046	10.14%
Vanguard Specialized Funds - Vanguard REIT Index Fund (13)	6,484,659	6.47%

*Less than 1%.

(1)

We do not have any outstanding stock options or other securities exercisable or  convertible into common stock. Each person has sole investment and voting power with respect to the shares indicated as beneficially owned, except as otherwise noted. The inclusion herein of shares as beneficially owned does not constitute an admission of beneficial ownership.

(2)	Based upon 100,187,405 shares outstanding as of March 4, 2016.
(3)

Consists of (i) 2,495,484 shares held by McGillicuddy Investments Limited Partnership III, or MILP III, (ii) 8,946 shares held by various trusts for Mr. McGillicuddy’s grandchildren, of which Mr. McGillicuddy’s spouse is a trustee, and (iii) 14,091 shares held by Mr. McGillicuddy’s spouse.  Mr. McGillicuddy disclaims beneficial ownership of those shares held for the benefit of his spouse, those held by trusts for his grandchildren, and those held by MILP III. Mr. McGillicuddy and his wife own all of the limited partnership interest in MILP III. Mr. McGillicuddy has shared dispositive power and no voting power over the shares held by MILP III. Excludes 404,499 shares held by the

McGillicuddy FLP Irrevocable Trust of 2003, of which Mr. McGillicuddy’s son is trustee and has sole investment and voting power over the shares. Mr. McGillicuddy has placed 2,509,575 shares of his common stock in a broker’s margin/line of credit account.

(4)	Includes 945,531 shares held by Mr. Carter and his spouse, Judith I. Carter, with whom Mr. Carter shares investment and voting power.
(5)	Includes 40,000 shares held by Mr. Hansen and his spouse, Elizabeth Hansen, with whom Mr. Hansen shares investment and voting power.
(6)	All 36,125 shares held by Ms. Murray and her spouse, Mark Maloney, with whom Ms. Murray shares investment and voting power.
(7)	Includes 2,350 shares held by Mr. Carter and his spouse, Brette Carter, with whom Mr. Carter shares investment and voting power.
(8)	Includes 145 shares held by Ms. Notopoulos’ spouse. Ms. Notopoulos disclaims beneficial ownership of such shares.
(9)	All 10,000 shares held by Ms. O’Neil and her spouse, Ford E. O’Neil, with whom Ms. O’Neil shares investment and voting power.
(10)	Includes 550 shares held by Mr. Carter and his spouse, Cristie Carter, with whom Mr. Carter shares investment and voting power.
(11)

Based solely on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2016 by The Vanguard Group, Inc., reporting sole power to vote or direct the vote over 251,099 shares, shared power to vote or direct the vote over 78,600 shares, sole power to dispose or direct the disposition of 13,126,047 shares and shared power to dispose or direct the disposition of 194,316 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(12)

Based solely on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on January 8, 2016 by BlackRock Inc., reporting sole power to vote or direct the vote over 9,903,062 shares and sole power to dispose or direct the disposition of 10,157,046 shares. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10022.

(13)

Based solely on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2016 by Vanguard Specialized Funds – Vanguard REIT Index Fund, reporting sole power to vote or direct the vote over 6,484,659 shares. The address of Vanguard Specialized Funds – Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

It is critical that we be able to attract, motivate and retain highly talented individuals at all levels of the organization. We believe that compensation levels should be competitive enough to attract and retain experienced and capable leaders and motivate those individuals to achieve exceptional results and reward them for being instrumental in reaching our strategic goals. At the same time, we believe in simplicity and maintaining compensation at responsible levels. For 2015, the compensation of executives consisted of the same five components as were provided to all of our employees: (1) base salary; (2) the potential for a cash bonus; (3) matching for individual 401(k) plan contributions; and (4) the potential for a payment or payments under our change-in-control program. Although our executives are eligible to be granted awards of common stock under our 2002 stock incentive plan, we have not made any awards under the plan since our initial listing on the American Stock Exchange (now NYSE MKT) in June 2005.  In addition, we do not offer stock options, restricted stock awards, deferred compensation, non-equity incentive plan compensation or perquisites. None of our employees have employment agreements and we do not have any policies that require any of our employees to own our common stock.

Our executive officers consist of the Chief Executive Officer, the Chief Financial Officer, the Chief Investment Officer, the General Counsel and the president of FSP Property Management LLC.  For the fiscal year ended December 31, 2015, our Named Executive Officers were George J. Carter, our Chief Executive Officer, John G. Demeritt, our Chief Financial Officer, Janet P. Notopoulos, Executive Vice President and President of FSP Property Management LLC, Jeffrey B. Carter, our Chief Investment Officer and Scott H. Carter, our General Counsel.

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on Franklin Street Properties.

The objectives of our compensation programs

Our Compensation Committee bases our executive compensation programs on the same core objectives that guide us in establishing all of our compensation programs:

•	Compensation should promote the achievement of our business goals and maximize corporate performance and shareholder returns.
•	Compensation should be based on the principles of competitive and fair compensation and sustained performance.
•

Compensation should be based on the level of job responsibility, individual performance and corporate performance. As employees advance to higher levels within the organization, an increasing proportion of their compensation should be linked to corporate performance and enhancing shareholder value.

•

Compensation should reflect the value of the job in the marketplace. Compensation should be competitive with other employers that compete with us for talent so that we continue to be able to attract and retain highly talented employees.

•

Compensation should reward performance. Our compensation programs should deliver competitive compensation for excellent individual and corporate performance. Similarly, our compensation programs should deliver less compensation, including the possibility of no cash bonus, in the event that individual and/or corporate performance fall short of expectations.

•	Compensation should be equitable. We strive to achieve equitable distributions both for compensation of individual officers and between officers and other employees throughout the organization.
•	Compensation and benefit programs should be designed to attract, motivate and retain highly talented employees who are interested in building a career with us.

What the compensation programs are designed to reward and how we determine the amount (and, where applicable, the formula) for each element to pay

Decisions regarding compensation are based on various subjective performance criteria, including corporate and individual performance.

Our Compensation Committee has established a number of processes to assist it in ensuring that our executive compensation program achieves its objectives. Among those are:

•

Consideration of various measures of corporate performance, including reviewing the extent to which strategic and business plan goals are met, levels of property acquisitions, performance of properties in our portfolio, gains or losses on property dispositions, levels of earnings, funds from operations, or FFO, dividends and maintaining shareholder value. Our Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively.

•

Consideration of individual performance. The members of the Compensation Committee meet with the Chief Executive Officer annually at the beginning of the year to discuss both individual and corporate priorities for the current year. At that same meeting, the members of the Compensation Committee meet to conduct a review of the Chief Executive Officer’s performance over the past year based on various subjective performance criteria, including his contributions to individual and corporate priorities, his contribution to corporate performance, the degree to which teamwork and corporate values are fostered and other leadership accomplishments. This evaluation is shared with the Chief Executive Officer and is considered by the Compensation Committee in establishing the Chief Executive Officer’s compensation. With respect to the other Named Executive Officers, the members of the Compensation Committee receive a performance assessment and compensation recommendation from the Chief Executive Officer. In establishing the compensation for each of the other Named Executive Officers, the Compensation Committee is not required to give specific weight to any particular criterion or performance metric. The Compensation Committee considers the performance assessment and compensation recommendation from the Chief Executive Officer and also exercises its own judgment based on various subjective performance criteria, including contributions to corporate performance, the degree to which teamwork and corporate values were fostered and other leadership accomplishments.
•

Comparison of our executive compensation programs as a whole and also a comparison of total executive compensation for each individual with the compensation practices of other companies in the real estate industry. Historically, the Compensation Committee has used the NAREIT Annual Compensation Survey for comparison purposes. To ensure that total compensation is competitive, the Compensation Committee uses the results of the comparison to establish general compensation guidelines. Our Compensation Committee does not apply a formula or assign the survey data relative weight. Instead, it makes a subjective determination for that individual after considering such results collectively.

Each element of compensation and why we choose to pay each element

(a)	Base Salary

Executive officers are paid a base salary. We believe that a competitive base salary provides an important guaranteed element to compensation. We also believe that the payment of a competitive base salary is consistent with the compensation practices of other comparable companies.

(b)	Cash Bonus

Executive officers are eligible for a cash bonus based on various subjective performance criteria, including corporate and individual performance. The payment of a cash bonus is purely discretionary based upon overall performance and in some years there could be no cash bonus payments. We believe that the opportunity to earn a competitive cash bonus provides a monetary incentive that encourages both corporate and individual performance. We also believe that the payment of a competitive cash bonus is consistent with the compensation practices of other comparable companies.

(c)	401(k) Matching

Executive officers are eligible to participate in our 401(k) plan. We offer all employees a 401(k) plan that, in 2015, allowed for salary deferrals of up to $18,000 per year (indexed for inflation). We matched up to 3% of an employee’s compensation (up to a compensation cap of $200,000) for plan year 2015 and will match up to 3% of employee compensation (up to a compensation cap of $200,000) for plan year 2016. Employees make their 401(k) contributions through payroll deductions with pretax dollars. All employees are eligible to participate in the plan immediately upon hiring. The employee’s elective deferrals are immediately vested upon contribution to the 401(k) plan, and the employee has sole decision making authority as to the investment of funds. We believe that our 401(k) plan provides a vehicle for our employees to plan for their long-term security and that such a plan ultimately leads to improved job performance. We also believe that our 401(k) plan is consistent with the compensation practices of other comparable companies.

(d)	Change-in-Control Program

Except in the case of a change-in-control of Franklin Street Properties, we are not obligated to pay severance or other enhanced benefits to Named Executive Officers upon termination of their employment.

In February 2006, we adopted a change-in-control program for all our employees, including our executive officers. The program was adopted in response to merger and consolidation activity within the real estate/real estate investment trust industry and is intended to preserve employee morale and productivity and encourage retention in the event of an actual or rumored change-in-control of Franklin Street Properties. The program is also intended to align employee and shareholder interests by enabling employees to consider corporate transactions that are in the best interests of the shareholders and other constituents of Franklin Street Properties without undue concern over whether the transaction or transactions may jeopardize the employee’s own employment.

Although there are some differences in payment amounts depending on the employee’s job level, the basic elements of the program are comparable for all employees:

•

The program consists of two components: a fixed payment pursuant to a retention agreement between the employee and Franklin Street Properties and the potential for an additional discretionary payment pursuant to a discretionary plan.

•

The triggering event for both components is a change-in-control of Franklin Street Properties. A change-in-control of Franklin Street Properties, as defined in the plan, generally refers to a change in ownership or effective control of Franklin Street Properties or a change in ownership of a substantial portion of the assets of Franklin Street Properties.

•

Under the retention agreement component of the program, employees would receive a payment as soon as practicable following the closing of the change-in-control, but in no event more than thirty days following the closing of the change-in-control. Executive officers would receive payments equal to three years of their base salaries plus a bonus opportunity payment equal to three years of their base salaries. For purposes of the retention agreement component of the program, base salary refers to the base salary of the employee in effect at the time of the closing of the change-in-control. Payments under the retention agreements are subject to a possible reduction, if any, after the tax consequences of the payment are determined.

•

Under the discretionary plan component of the program, immediately prior to the closing of the change-in-control, our Board of Directors may (but is not obligated to) establish a discretionary pool of funds equal to 1% of the market capitalization of Franklin Street Properties immediately prior to the closing of the change-in-control less the total amount of payments to all employees under the retention agreement component of the program. Our Board of Directors would have complete discretion to award all, a portion or none of the discretionary plan pool of funds to any employees of Franklin Street Properties, including the executive officers. Payments under the discretionary plan component are subject to a possible reduction, if any, after the tax consequences of the payment are determined.

Prior to adopting our change-in-control program, management reviewed plans similar to our retention agreement component offered by approximately ten other publicly-traded real estate investment trusts and concluded that our triggering event was generally consistent with the peer group. Management did not review any plans that were comparable to our discretionary plan but concluded that, on balance, the total potential payout amounts under our change-in-control program are generally consistent with the range offered by the peer group.

Our Chief Executive Officer has voluntarily elected not to participate in the retention agreement component of our change-in-control program.

(e)	Awards of Common Stock under our 2002 Stock Incentive Plan

Executive officers are eligible for awards of common stock under our 2002 stock incentive plan. The 2002 stock incentive plan permits our Board of Directors to award up to 2,000,000 shares of our common stock to eligible participants. Prior to our listing on the American Stock Exchange (now the NYSE MKT) in June 2005, our employees were not able to purchase our common stock. We determined that it was necessary and appropriate to be able to compensate our employees with stock awards as a means of attracting, retaining and motivating key personnel and to align the interests of management and all personnel with those of our stockholders. All of our employees, officers and directors are eligible to participate in the plan. There have been no awards of common stock under the 2002 stock incentive plan since we started listing our common stock on a stock exchange in June 2005, as employees are now able to purchase common stock in the open market. As of March 4, 2016, 1,944,428 shares of our Common Stock were available under the plan. Although we have not made any awards under the 2002 stock incentive plan since 20005, we may determine in the future to grant stock awards under the 2002 stock incentive plan or a new stock plan in order to attract, retain, or motivate our executives.

How each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements

Overview

Franklin Street Properties’ overall results for 2015 were positive. The Compensation Committee believes that the executive officers of Franklin Street Properties worked diligently during 2015 to execute the Company’s initiative to dispose of our smaller, suburban office assets and to replace them with larger, urban infill and central business district office assets located primarily in our top five markets of Atlanta, Dallas, Denver, Houston and Minneapolis.  During 2015, we sold four suburban assets that resulted in a $23.7 million gain on sale and acquired an urban infill office asset in Atlanta for $78 million.  As we execute this strategy, our short term operating results could be adversely impacted.  However, once complete, we believe that the transformed portfolio has the potential to provide higher profit and asset value growth over a longer period of time.  In fact, 2015 was the first year in the last five that saw a decrease in our total profits, as represented by FFO.  For the full year 2015, our FFO totaled approximately $106.9 million, or $1.07 per share, a 5% decrease in FFO from the 2014 level of approximately $112.5 million, or $1.12 per share.  The Company had anticipated this decrease primarily due to the ongoing portfolio transformation initiative.  Our actual 2015 FFO of $1.07 per share was within our initial full year 2015 FFO guidance range of $1.03 to $1.08 per share.  Based upon its review of the compensation practices of other comparable companies, the Compensation Committee believes that total compensation for the executive officers is within the range of total compensation paid to executive officers with comparable qualifications, experience and responsibilities in the same or similar businesses and of comparable size and success.

(a)	Base Salary

In reviewing base salaries for 2015, the members of the Compensation Committee applied the principles described above under “What the compensation programs are designed to reward and how we determine the amount (and, where applicable, the formula) for each element to pay.” Based upon the recommendation of the Chief Executive Officer, the Compensation Committee approved annualized base salary increases of approximately 3% for each of the executive officers other than the Chief Executive Officer. The annualized base salary levels for these positions had a similar increase for 2014. The annualized base salary increases were effective on January 25, 2015. With respect to the Chief Executive Officer, the Compensation Committee recommended an increase in annualized base salary from $225,000 to $300,000 to our Board of Directors. Our Board of Directors accepted the recommendation of the Compensation Committee and the annualized base salary increase was also effective on January 25, 2015. The Compensation Committee determined this increase was appropriate based in part on the fact that the salary of our Chief Executive Officer had not been increased for approximately twelve years, as the last time that our Chief Executive Officer accepted a base salary increase was on February 1, 2003.  Our base salary amounts are generally lower than industry standard levels. Accordingly, compensation of these positions will be weighted proportionately greater towards year-end bonus amounts based upon corporate and individual performance.

(b)	Cash Bonus

In awarding cash bonuses for 2015, the members of the Compensation Committee applied the principles described above under “What the compensation programs are designed to reward and how we determine the amount (and, where applicable, the formula) for each element to pay.” Based upon the recommendation of the Chief Executive Officer, on February 5, 2016, the Compensation Committee approved cash bonuses for each of the executive officers other than the Chief Executive Officer in the amounts recommended by the Chief Executive Officer. In making his recommendations, the Chief Executive Officer noted, and the Compensation Committee agreed, that each officer’s area of responsibility and accountability (i.e., business unit) contributed to the Company’s performance during 2015, as a result of each person’s leadership and direction. It was further noted that each of these individuals was considered to be integral to the daily operations of Franklin Street Properties and of great value to Franklin Street Properties and firmly committed to doing what is in the best interests of our stockholders.  The Chief Executive Officer also noted, and the Compensation Committee agreed, that each of the executive officers meaningfully contributed to the Company’s portfolio transformation strategy and that the 2015 execution of that plan was positive.

The cash bonus amounts are higher than those paid for 2014, but are generally consistent with prior years. The Compensation Committee believes that the cash bonus amounts properly reflect Franklin Street Properties’ overall financial performance within the industry for 2015 and that, when combined with the base salary amounts, are within the range of total compensation paid to executive officers with comparable qualifications, experience and responsibilities in the same or similar businesses and of comparable size and success. For the year ended December 31, 2015, Franklin Street Properties’ overall results were positive and included: the strategic dispositions and acquisition described above; an increase in net income of approximately $21.9 million to $35 million in 2015 compared to $13.1 million in 2014; maintaining overall occupancy in our portfolio at approximately 91.6%; and the execution of strategic leasing renewals ahead of lease expirations in future periods.  In addition, Franklin Street Properties was able to maintain a strong balance sheet throughout 2015, which as of December 31, 2015 included approximately a 46.7% debt to total market capitalization ratio, $210 million available on our $500 million revolving line of credit, $18.1 million in cash, $935 million of stockholders’ equity and no permanent mortgage indebtedness on any of the properties in our portfolio.  The Compensation Committee believes that Franklin Street Properties’ overall and relative performance for 2015 is a direct consequence of the dedication and hard work of these individuals and their staffs.

The Compensation Committee also reviewed and evaluated the performance of the Chief Executive Officer during 2015 by applying the principles described above under “What the compensation programs are designed to reward and how we determine the amount (and, where applicable, the formula) for each element to pay.” As previously stated, Franklin Street Properties achieved positive overall results for 2015. The Compensation Committee felt that the combined business units performed well under the leadership, focus and discipline of the Chief Executive Officer.  For the reasons discussed above and based upon an evaluation of other more subjective performance measurements, the Compensation Committee determined that Franklin Street Properties had a positive year relative to the broader macroeconomic environment in which we found ourselves and in light of our ongoing portfolio transformation initiative. The Chief Executive Officer’s overall performance in that relative context was considered excellent by the Compensation Committee.  However, at the request of the Chief Executive Officer, on February 5, 2016, the Compensation Committee recommended, and our Board of Directors accepted, a reduction to the Chief Executive Officer’s cash bonus from $500,000 for 2014 performance to $350,000 for 2015 performance.  Although Franklin Street Properties’ results during 2015 were positive, the price of our common stock decreased over the course of the year. The opening price per share on January 2, 2015 was $12.35 and the closing price per share on December 31, 2015 was $10.35. Our Chief Executive Officer believes that the Chief Executive Officer has the ultimate responsibility for the stock price and that, as part of that responsibility, the Chief Executive Officer’s compensation should reflect the stock’s relative performance in the marketplace.

(c)	401(k) Matching

There were no proposals made to modify our 401(k) plan program in 2015.

(d)	Change-in-Control Program

Because we determined that our change-in-control program continues to satisfy its original intended purpose, there were no proposals made to modify the program in 2015.

(e)	Awards of Common Stock under our 2002 Stock Incentive Plan

Because we determined that we were able to adequately compensate the executive officers who make up the corporate management team with salary and cash bonuses in 2015, no common stock awards were made in 2015.

Summary Compensation Table

The following table sets forth information concerning total compensation for services to Franklin Street Properties for the 2013, 2014 and 2015 fiscal years, of (1) our principal executive officer, (2) our principal financial officer and (3) our other three most highly compensated executive officers who were serving as executive officers as of December 31, 2015 (collectively, our “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

								Change in
								Pension Value
								and
							Non-Equity	Nonqualified
					Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal					Awards	Awards	Compensation	Compensation	Compensation
Position	Year	Salary ($)	Bonus ($)		($)	($)	($)	Earnings	($) (1)	Total ($)
George J. Carter,	2015	$302,885	$350,000		N/A	N/A	N/A	N/A	$6,000	$658,885
Chief Executive Officer	2014	$225,000	500,000		N/A	N/A	N/A	N/A	$6,000	$731,000
(PEO)	2013	$225,000	N/A	(2)	N/A	N/A	N/A	N/A	$6,000	$231,000

John G. Demeritt,	2015	$248,393	$455,000		N/A	N/A	N/A	N/A	$6,000	$709,393
Chief Financial Officer	2014	$232,198	$408,000		N/A	N/A	N/A	N/A	$6,000	$646,198
and Treasurer (PFO)	2013	$225,435	$356,000		N/A	N/A	N/A	N/A	$6,000	$587,435

Janet P. Notopoulos,	2015	$234,864	$421,120		N/A	N/A	N/A	N/A	$6,000	$661,984
Executive Vice President	2014	$219,299	$377,520		N/A	N/A	N/A	N/A	$6,000	$602,819
	2013	$212,911	$331,000		N/A	N/A	N/A	N/A	$6,000	$549,911

Jeffrey B. Carter,	2015	$210,389	$421,120		N/A	N/A	N/A	N/A	$6,000	$637,509
Chief Investment Officer	2014	$196,671	$377,520		N/A	N/A	N/A	N/A	$6,000	$580,191
	2013	$190,942	$329,000		N/A	N/A	N/A	N/A	$6,000	$525,942

Scott H. Carter,	2015	$215,994	$379,280		N/A	N/A	N/A	N/A	$6,000	$601,274
General Counsel

NOTES
(1)

Consists of a 401(k) match from Franklin Street Properties. For additional information, please refer to the discussion included above under the heading – “Compensation Discussion and Analysis – Each element of compensation and why we choose to pay each element – (c) 401(k) Matching.”

(2)

At Mr. Carter’s request, he did not receive a bonus for 2013. For additional information, please refer to the discussion included under the heading – “Compensation Discussion and Analysis – How each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements – (b) Cash Bonus.”

Potential Payments Upon Termination or Change in Control

In February 2006, we adopted a change-in-control program for all our employees, including our executive officers. We adopted the program in response to merger and consolidation activity within the real estate/real estate investment trust industry, to preserve employee morale and productivity and to encourage retention in the event of an actual or rumored change-in-control of the Company. The program is also intended to align employee and shareholder interests by enabling employees to consider corporate transactions that are in the best interests of the shareholders and other constituents of the Company without undue concern over whether the transaction or transactions may jeopardize the employee’s own employment. For an overview of our change-in-control program, please refer to the discussion included under the heading “Compensation Discussion and Analysis – Each element of compensation and why we choose to pay each element – (d) Change-in-Control Program.”

Assuming that the closing of a change-in-control occurred on December 31, 2015, the last business day of the fiscal year ended December 31, 2015, our Named Executive Officers would be entitled to payment of the following amounts under the retention agreement component of our change-in-control program:

	Potential Payment due under
Name and Principal Position	the Retention Agreement
George J. Carter, Chief Executive Officer (PEO)	N/A	(1)

John G. Demeritt, Chief Financial Officer and Treasurer (PFO)	$ 1,490,358	(2)

Janet P. Notopoulos, Executive Vice President	$ 1,409,184	(2)(3)

Scott H. Carter, General Counsel	$ 1,295,964	(2)

Jeffrey B. Carter, Chief Investment Officer	$ 1,262,334	(2)

TOTAL	$ 5,457,840

NOTES

(1)	George J. Carter has voluntarily elected not to participate in the retention agreement component of our change-in-control program.
(2)

These are lump-sum payments equal to three years of base salaries plus a bonus opportunity payment equal to three years of base salaries. The payment amounts are subject to a possible reduction, if any, after the tax consequences are determined.

(3)

On February 9, 2016, we announced that, effective at the close of business on May 12, 2016,  Ms. Notopoulos would retire from Franklin Street Properties and resign her positions as Executive Vice President and President of FSP Property Management LLC.

Under the discretionary plan component of our change-in-control program, our Board of Directors has the right, but not the  obligation, to establish a discretionary pool of funds equal to 1% of our market capitalization immediately prior to the closing of the change-in-control. On December 31, 2015, there were 100,187,405 shares of our common stock outstanding, and the closing price per share of our common stock was $10.35. Accordingly, on December 31, 2015, our market capitalization was

$1,036,939,641, and 1% of our market capitalization equaled $10,369,396. This $10,369,396 amount would then be reduced by the total amount of payments due and payable to all of our employees (including our Named Executive Officers) under the retention agreement component of our change-in-control program. Our Board of Directors would then have complete discretion to award all, a portion or none of the remaining balance to any of our employees, including our Named Executive Officers. As is the case with the retention agreement component of our change-in-control program, any payments under the discretionary plan component are subject to a possible reduction, if any, after the tax consequences are determined.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2015, Ms. Murray (Chair) and Messrs. Burke and Hansen served as members of the Compensation Committee.  No executive officer of Franklin Street Properties has served as a director or member of the compensation committee (or other committee serving an equivalent function, or in the absence of any such committee, the entire board of directors) of any other entity that has one of its executive officers serving or having served as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

By the Compensation Committee of the Board of Directors of Franklin Street Properties.

Georgia Murray, Chair
John N. Burke
Brian N. Hansen Kathryn P. O’Neil

COMPENSATION OF DIRECTORS
2015 DIRECTOR COMPENSATION

					Change in
					Pension Value
				Non-Equity	and Nonqualified
	Fees earned	Stock		Incentive Plan	Deferred	All Other
	or paid in	Awards	Option	Compensation	Compensation	Compensation
Name	cash ($)	($)	Awards ($)	($)	Earnings	($)	Total ($)

John N. Burke	$85,000	N/A	N/A	N/A	N/A	N/A	$85,000

Brian N. Hansen	$75,000	N/A	N/A	N/A	N/A	N/A	$75,000

Dennis J. McGillicuddy	$75,000	N/A	N/A	N/A	N/A	N/A	$75,000

Georgia Murray	$75,000	N/A	N/A	N/A	N/A	N/A	$75,000

Barry Silverstein	$18,750	N/A	N/A	N/A	N/A	N/A	$18,750

We compensate our non-employee directors for their services as directors in the annual amount of $75,000, plus an additional $10,000 annually for the Chair of the Audit Committee. We also reimburse our non-employee directors for expenses incurred by them in connection with attendance at Board of Directors meetings.  Mr. Silverstein did not stand for re-election to our Board of Directors upon the conclusion of his term as a Class II director at our 2015 annual meeting on May 14, 2015.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table provides information about Franklin Street Properties’ common stock that may be issued under all of our equity compensation plans as of December 31, 2015. Franklin Street Properties has only one equity compensation plan, the 2002 stock incentive plan. Our stockholders approved this plan in May 2002.

	(a)	(b)	(c)
	Number of	Weighted-
	Securities to	Average	Number of Securities
	be Issued Upon	Exercise Price	Available for Future
	Exercise	of	Issuance Under Equity
	of Outstanding	Outstanding	Compensation Plans
	Options,	Options,	(Excluding Securities
	Warrants and	Warrants and	Reflected in Column
Plan Category	Rights(1)	Rights	(a)(1))
Equity Compensation Plans Approved by Security Holders	None	N/A	1,944,428	(2)
Equity Compensation Plans Not Approved by Security Holders	None	N/A	N/A
Total	None	N/A	1,944,428

(1)	The number of shares is subject to adjustments in the event of stock splits and other similar events.
(2)	The 2002 stock incentive plan provides for the granting of awards consisting of shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of copies of reports filed by the directors and executive officers of Franklin Street Properties and beneficial owners of more than 10% of our common stock pursuant to Section 16(a) of the Exchange Act or written representations from the persons required to file reports under Section 16(a) of the Exchange Act, we believe that during 2015 all filings required to be made by such reporting persons were timely made in accordance with the requirements of Section 16(a) of the Exchange Act, with the exception of a late Form 4 reporting two purchases of our common stock that was filed with the SEC on September 9, 2015 on behalf of Ms. Georgia Murray.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transaction Policy

On February 2, 2007, our Board of Directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Franklin Street Properties is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our Chief Operating Officer or General Counsel.

The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee of our Board of Directors. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually. A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;
•	the approximate dollar value of the amount involved in the related person transaction;
•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction was undertaken in the ordinary course of our business;
•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to us of, the transaction; and
•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests.

The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the Securities and Exchange Commission’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising only from the related person’s position and ownership level as a director of another corporation or organization that is a party to the transaction;
•

interests arising only from the position and ownership level from direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest (other than a general partnership interest) in another entity which is a party to the transaction;

•	interests arising solely from the ownership of a class of our equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis;
•

a transaction that involves compensation to an executive officer if the compensation has been approved, or recommended to the Board of Directors for approval, by the Compensation Committee of the Board of Directors or a group of independent directors of Franklin Street Properties performing a similar function;

•	a transaction that involves compensation to a director for services as a director of Franklin Street Properties if such compensation will be reported pursuant to Item 402(k) of Regulation S-K;
•	a transaction that is specifically contemplated by provisions of Franklin Street Properties’ charter or bylaws;
•	interests arising solely from indebtedness of a significant stockholder or an immediate family member of a significant stockholder to us;
•	a transaction where the rates or charges involved in the transaction are determined by competitive bids;
•	a transaction that involves the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority;
•	a transaction that involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;
•

interests arising as a result of a related person serving at our request as an officer and/or director of another company, including single-purpose real estate investment trusts whose equity syndication we sponsored, which we refer to as Sponsored REITs; or

•	a transaction that involves the payment by a Sponsored REIT to Franklin Street Properties (or any wholly-owned subsidiary thereof) of customary fees including, without limitation,

acquisition, syndication, sales commissions, interim financing, investor servicing fees and asset management fees.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

The policy is available on our website at http://www.franklinstreetproperties.com.

Transactions with Related Persons

George J. Carter, John G. Demeritt, Janet P. Notopoulos and Jeffery B. Carter, each of whom is an executive officer of Franklin Street Properties, serve, at our request, as executive officers and directors of each of the Sponsored REITs. None of such persons receives any remuneration from the Sponsored REITs for such service. We are involved in several transactions with the Sponsored REITs.

As noted above, interests arising as a result of a related person serving as an officer and/or director of a Sponsored REIT at our request and any transaction that involves the payment by a Sponsored REIT to Franklin Street Properties (or any wholly-owned subsidiary thereof) of customary fees including, without limitation, acquisition, syndication, sales commissions, interim financing and management fees are excluded from the review, approval and ratification requirements of our related person transaction policy. See “Related Person Transaction Policy.”

From time to time Franklin Street Properties may make secured loans (individually, “Sponsored REIT Loan” and collectively, “Sponsored REIT Loans”) to Sponsored REITs in the form of mortgage loans or revolving lines of credit to fund construction costs, capital expenditures, leasing costs and for other purposes. The Company anticipates that each Sponsored REIT Loan will be repaid at maturity or earlier from long term financings of the underlying properties, cash flows from the underlying properties or some other capital event. Each Sponsored REIT Loan is secured by a mortgage on the underlying property and has a term of approximately two to three years. Except for a mortgage loan which bears interest at a fixed rate, advances under each Sponsored REIT Loan bear interest at a rate equal to the 30-day LIBOR rate plus an agreed upon amount of basis points and most advances also require a 50 basis point draw fee. The following tables summarize the Sponsored REIT Loans outstanding from January 1, 2015 through December 31, 2015 and from January 1, 2016 through January 31, 2016:

Sponsored REIT Loans from January 1, 2015 through December 31, 2015:

				Total
				Financing				Amount
				Commitment				Drawn and
		Original	Interest	and Exit	Interest			Outstanding
		Principal	Rate at	Fees Earned	Income			as of
	Date of	Amount of	December 31,	by the	Earned by the			December 31,
	Loan	Note	2015	Company	Company	Maturity Date		2015
FSP Satellite Place Corp.	17-Apr-09	$5,500,000	4.64%	$—	$256,000	31-Mar-17		$5,500,000
FSP 1441 Main Street Corp.	17-Apr-09	10,800,000	4.64%	—	419,000	31-Mar-16		9,000,000
FSP 385 Interlocken Development Corp.	31-Mar-09	42,000,000	4.64%	—	1,746,000	30-Apr-16	(1)	37,541,000
FSP Energy Tower I Corp.	5-Jul-12	33,000,000	6.41%	110,000	2,145,000	30-Jun-17		33,000,000
FSP Energy Tower I Corp.	3-Jul-14	20,000,000	5.24%	20,000	458,000	30-Jun-17		12,600,000
FSP Monument Circle LLC	7-Dec-15	21,000,000	4.90%	4,000	71,000	7-Dec-18		21,000,000
		$132,300,000		$134,000	$5,095,000			$118,641,000

Sponsored REIT Loans from January 1, 2016 through January 31, 2016:

				Total			Amount
				Financing			Drawn and
		Original	Interest	Commitment	Interest		Outstanding
		Principal	Rate at	and Exit Fees	Income		as of
		Amount of	January 31,	Earned by the	Earned by the		January 31,
	Date of Loan	Note	2016	Company	Company	Maturity Date	2016
FSP Satellite Place Corp.	17-Apr-09	$5,500,000	4.82%	$—	$23,000	31-Mar-17	$5,500,000
FSP 1441 Main Street Corp.	17-Apr-09	10,800,000	4.82%	—	37,000	31-Mar-16	9,000,000
FSP 385 Interlocken Development Corp.	31-Mar-09	42,000,000	—%	—	90,000	(1)	—
FSP Energy Tower I Corp.	5-Jul-12	33,000,000	6.41%	9,000	203,000	30-Jun-17	33,000,000
FSP Energy Tower I Corp.	3-Jul-14	20,000,000	5.42%	—	38,000	30-Jun-17	12,600,000
FSP Monument Circle LLC	7-Dec-15	21,000,000	4.90%	6,000	89,000	7-Dec-18	21,000,000
		$132,300,000		$15,000	$480,000		$81,100,000

(1)	Loan was repaid on January 19, 2016.

Total management fee income paid by the Sponsored REITs to the Franklin Street Properties amounted to approximately $701,000 for the year ended December 31, 2015. As of January 31, 2016, the total management fee income earned by Franklin Street Properties during 2016 was approximately $47,000. Management fees are approximately 1% of collected rents.

In addition, George J. Carter’s son, Jeffrey B. Carter, is Executive Vice President and Chief Investment Officer of Franklin Street Properties. Mr. Jeffrey B. Carter’s compensation for the year ended December 31, 2015 is set forth above in the Summary Compensation Table.

In addition, George J. Carter’s son, Scott H. Carter, is Executive Vice President, General Counsel and Secretary of Franklin Street Properties.  Mr. Scott H. Carter’s compensation for the year ended December 31, 2015 is set forth above in the Summary Compensation Table.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected and appointed Ernst & Young LLP as our independent registered public accounting firm and to audit our consolidated financial statements for the year ending December 31, 2016. Ernst & Young LLP has audited our consolidated financial statements since the year ended December 31, 2003. Although ratification by stockholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Franklin Street Properties and its stockholders. If our stockholders do not ratify the appointment Ernst & Young LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

It is anticipated that a representative of Ernst & Young LLP will attend the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees

The following table summarizes the aggregate fees billed by Franklin Street Properties’ independent registered public accounting firm, Ernst & Young LLP, for audit services for each of the last two fiscal years and for other services rendered to the Company in each of the last two fiscal years.

Fee Category	2015	2014
Audit Fees (1)	$652,500	$638,730
Audit-Related Fees (2)	1,995	1,995
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total Fees	$654,495	$640,725

(1)

Audit fees consist of fees for the annual audit of our financial statements, including the audit of internal control over financial reporting, the reviews of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”.

(3)

Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to the preparation of tax returns, claims for refunds and tax payment-planning services.

(4)	The Company was not billed by its independent registered public accounting firm in 2015 or 2014 for any other fees.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures that require it to preapprove all audit services to be provided to Franklin Street Properties, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to Franklin Street Properties by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable NYSE and SEC rules. During 2014 and 2015, all services provided to Franklin Street Properties by Ernst & Young LLP were pre-approved by the Audit Committee.

Vote Required

A majority of all the votes cast at the annual meeting is required to ratify the appointment of Ernst & Young LLP. You may vote FOR or AGAINST, or abstain from ratifying the appointment of Ernst & Young LLP. Votes cast FOR ratifying the appointment of Ernst & Young LLP will count as “yes” votes and votes cast AGAINST ratifying the appointment of Ernst & Young LLP will count as “no” votes. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. If you own shares in street name, in the absence of your voting instructions, your broker, bank or other nominee may choose to vote your shares with respect to ratifying the appointment of Ernst & Young LLP in its discretion.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

Report of the Audit Committee of the Board of Directors

The Audit Committee reviewed Franklin Street Properties’ audited consolidated financial statements for the year ended December 31, 2015 and discussed these consolidated financial statements with management and Ernst & Young LLP, Franklin Street Properties’ independent registered public accounting firm. Management is responsible for the preparation of Franklin Street Properties’ consolidated financial statements, internal controls, and for the appropriateness of accounting principles used by Franklin Street Properties. Franklin Street Properties’ independent registered public accounting firm is responsible for performing an independent audit of Franklin Street Properties’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report on the audit of those consolidated financial statements, performing an independent audit in accordance with the standards of the Public Company Accounting Oversight Board of the effectiveness of Franklin Street Properties’ internal control over financial reporting and issuing a report on the results of such audit, and reviewing Franklin Street Properties’ unaudited interim consolidated financial statements. As appropriate, the Audit Committee reviews, evaluates and discusses with management, internal accounting, financial and auditing personnel and the independent registered public accounting firm, the following:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of Franklin Street Properties’ financial statements;
•	Franklin Street Properties’ financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders;
•	management’s selection, application and disclosure of critical accounting policies;
•	changes in Franklin Street Properties’ accounting practices, principles, controls or methodologies;
•	significant developments or changes in accounting rules applicable to Franklin Street Properties; and
•	the adequacy of Franklin Street Properties’ internal controls and accounting, financial and auditing personnel.

The Audit Committee also received from, and discussed with, the independent registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, or AS 16, as adopted by the Public Company Accounting Oversight Board. AS 16 requires Franklin Street Properties’ independent registered public accounting firm to discuss with the Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;
•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and
•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

Franklin Street Properties’ independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm the matters disclosed in this letter and their independence from Franklin Street Properties.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Franklin Street Properties’ Annual Report on Form 10-K for the year ended December 31, 2015.

By the Audit Committee of the Board of Directors of Franklin Street Properties

John N. Burke, Chair
Brian N. Hansen
Dennis J. McGillicuddy
Kenneth A. Hoxsie

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years. After taking into consideration the voting results of the 2011 Annual Meeting of Stockholders and the prior recommendation of our Board of Directors in favor of an annual advisory shareholder vote on the compensation of our Named Executive Officers, we have since held, and intend to continue to hold, advisory votes on the compensation of our Named Executive Officers every year.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of our financial and strategic goals and for driving corporate financial performance and stability. The “Executive Compensation” section of this proxy statement, including “Compensation Discussion and Analysis,” describes in detail our executive compensation program and the decisions made by the Compensation Committee and the Board of Directors with respect to the year ended December 31, 2015. Highlights of our executive compensation program include the following:

•	Our base salary amounts are generally lower than industry standard levels.
•	None of our executive officers has an employment agreement.
•	Except in the case of a change-in-control of Franklin Street Properties, we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.
•

We do not offer stock options, restricted stock awards, deferred compensation, non-equity incentive plan compensation or perquisites, which we believe keeps our compensation simple and straightforward.

Our Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

Vote Required

A majority of votes cast at the annual meeting is required for adoption of this proposal. You may vote FOR or AGAINST this proposal or you may abstain from voting on this proposal. If you own shares in street name, in the absence of your voting instructions, your broker, bank or other nominee may not vote your shares with respect to adopting this proposal in its discretion, resulting in a broker non-vote.

Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. This proposal is non-binding. The outcome of this advisory vote will not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

OTHER MATTERS

Matters to be Considered at the Meeting

The Board of Directors does not know of any other matters that may come before the annual meeting. However, if any other matters are properly presented to the annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by Franklin Street Properties. In addition to solicitations by mail or via the Internet, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Stockholder Proposals

In accordance with Rule 14a-8 of the Exchange Act, proposals of stockholders intended to be included in our proxy statement for the 2017 annual meeting must be received by Franklin Street Properties at its principal office not later than December 2, 2016. In addition, according to our bylaws, any stockholder proposal intended to be presented at an annual meeting, but not considered for inclusion in our proxy statement relating to such meeting, must be received at Franklin Street Properties’ principal office no more than 120 days or less than 90 days before the first anniversary of the mailing date of the preceding year’s proxy materials. For the 2017 annual meeting, that means that a stockholder must deliver proper notice of a proposed nominee or action that is proposed to be presented at the 2017 annual meeting but not be included in the proxy statement for such meeting to the Secretary of Franklin Street Properties between December 2, 2016 and January 1, 2017. In addition to the timing of the delivery of the notice, our bylaws include specific information that must be provided and procedures that must be followed to submit a proposal.

Important Notice Regarding Delivery of Security Holder Documents

The Company may participate in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of proxy materials, meaning that the Company delivers a single document to a household, even though two or more stockholders live under the same roof or a stockholder has shares registered in multiple accounts, unless the Company has received an instruction to the contrary from one or more of the stockholders. This practice enables the Company to reduce the expense of printing and mailing associated with proxy statements and reduces the amount of duplicative information a stockholder may currently receive.

The Company will promptly deliver a separate copy of any of the foregoing documents to a stockholder if a stockholder writes to or calls the Company at the following address or phone number: Franklin Street Properties Corp., 401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880, (877) 686-9496. If a stockholder wants to receive separate copies of the annual report and proxy statement or Notice of Internet Availability of proxy materials in the future, or if the stockholder is receiving multiple copies and would like to receive only one copy for his or her household, said stockholder should contact the Company at the above address and phone number.

FRANKLIN STREET PROPERTIES CORP. 401 EDGEWATER PLACE SUITE 200 WAKEFIELD, MA 01880

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Wednesday, May 11, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Franklin Street Properties Corp. in mailing proxy materials, you can consent to receiving all future proxy statements,  proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, May 11, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Franklin Street Properties Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E03103-P73470	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

FRANKLIN STREET PROPERTIES CORP.

The Board of Directors recommends that you vote FOR the following:

Vote on Directors

1.	To elect two Class I Directors, each to serve for a term expiring at the 2019 annual meeting of stockholders:		For	Withhold

Nominees:

	01)	Brian N. Hansen	☐	☐

	02)	Dennis J. McGillicuddy	☐	☐

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	To ratify the Audit Committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.					☐	☐	☐

3.	To approve, by non-binding vote, our executive compensation.					☐	☐	☐

Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at the meeting the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

In their discretion, the named Proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ANY ELECTION TO OFFICE AND FOR ITEMS 2 AND 3.

Proxy card must be signed and dated below.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and the 2015 Annual Report to Stockholders are available at www.proxyvote.com.

E03104-P73470

FRANKLIN STREET PROPERTIES CORP.

ANNUAL MEETING OF STOCKHOLDERS - May 12, 2016

This Proxy is solicited by the Board of Directors of the Company

The undersigned, having received notice of the 2016 Annual Meeting and management's Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) George J. Carter and Scott H. Carter, and each of them (with full power of substitution), as proxies of the undersigned to attend the 2016 Annual Meeting of Stockholders of Franklin Street Properties Corp. (the "Company") to be held on Thursday, May 12, 2016 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR ITEMS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE